Exhibit 5.1

August 8, 2016

NorthStar Realty Finance Corp.
399 Park Avenue
18th Floor
New York, NY 10022

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to NorthStar Realty Finance Corp., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the issuance of shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company covered by the above-referenced Registration Statement, and all amendments related thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Company was formerly named NRFC Sub-REIT Corp. and was the successor in a merger with the original NorthStar Realty Finance Corp. (“NRF Predecessor”), which was the successor in a merger with NorthStar Realty Finance Limited Partnership, a Delaware limited partnership (“Prior NRFLP”), an operating partnership of NRF Predecessor. The Shares may be issued from time to time in exchange for 5.375% Exchangeable Senior Notes due 2033 (the “Notes”) issued by Prior NRFLP, to the persons referred to in the Registration Statement as selling stockholders.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.    The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2.    The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
3.    The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.    A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

11797988-v3

NorthStar Realty Finance Corp.
August 8, 2016

5.    The Indenture, dated as of June 19, 2013 (the “Base Indenture”), among the Company, Prior NRFLP, NRF Predecessor, and Wilmington Trust, National Association (“Wilmington Trust”), as Trustee;

6.    The Supplemental Indenture, dated as of June 30, 2014 (the “First Supplemental Indenture”), among the Company, NRF Predecessor and Wilmington Trust;

7.    The Supplemental Indenture, dated as of March 31, 2015 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), among the Company, NorthStar Realty Finance Limited Partnership, a Delaware limited partnership and the current operating partnership of the Company, and Wilmington Trust;

8.    Resolutions adopted by the Board of Directors of the Company and by a duly authorized Pricing Committee thereof (the “Resolutions”), relating to, among other matters, the issuance of the Shares upon exchange of the Notes, certified as of the date hereof by an officer of the Company;

9.    A certificate executed by an officer of the Company, dated as of the date hereof; and

10.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.    Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

NorthStar Realty Finance Corp.
August 8, 2016

4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
5.    Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6.    The Shares will not be issued or transferred in violation of the restrictions on transfer and ownership of shares of stock of the Company set forth in Article VII of the Charter.

7.    The Notes were duly authorized and validly issued by Prior NRFLP and will be exchanged for Shares in accordance with the terms and procedures described in the Indenture.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.    The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.    The issuance of the Shares has been duly authorized and, when and to the extent issued in exchange for the Notes in accordance with the Charter, the Resolutions and the Indenture, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

NorthStar Realty Finance Corp.
August 8, 2016

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP